Building Our Clinical Franchises Cathy Doherty Senior Vice President & Group Executive Clinical Franchise Solutions November 5th, 2014

| 2 Safe Harbor Disclosure The statements in this presentation which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

| 3 Clinical Franchise Science & Innovation Value Creation

| 4 General Health & Wellness Cardiovascular, Metabolic & Endo Infectious Disease/ Immunology Neurology Women’s and Reproductive Health Prescription Drug Monitoring/ Toxicology Cancer Diagnostics Clinical Franchises Organized by Disease/Health State 2 3 4 5 6 1 7 Sports Diagnostics 8

| 5 Case Study #1: Prescription Drug Monitoring 2009 2010 2011 2012 2013 Market Size $2 billion annually; growing double digits. Estimated 100M Americans are in pain; 259M painkiller prescriptions written in 2013 Market Need Help physicians manage prescription drug abuse, misuse, and non-use by monitoring patient compliance with prescriptions Respond to market interest, launch initial pilot program in 1 market Product launches in >80% of markets with Enhanced MedMatch Report National Roll Out complete Create franchise to support business with dedicated general manager and sales specialists Quest Diagnostics Health Trends Report on Prescription Drug Misuse in America

| 6 Prescription Monitoring Program Enables Physicians and Public Health Authorities to Improve Patient Compliance

| 7 Acquire Summit Health and launch 2nd generation insight driven participant reports Establish Wellness as a critical strategic priority Case Study #2: Health & Wellness Present our first Wellness ROI study at AJHP Launch finger stick solution for worksite clinics & expand biometric capability to 2k patient service centers Publish PLoS One study and add “Gap in Care” capability Blueprint for Wellness screens more than 1 million employees 1st client with >100k employees screened 2009 2010 2011 2012 2013 2014 Market Size Worksite Wellness Screening market $2B annually; growing double digits Market Need Help employers and their employees manage their health using routine tests to identify health risks early when preventive action can be taken

| 8 Key Takeaways Clinical Franchises have helped us deliver new solutions Demonstrated ability to grow organically Tapping rapidly growing market segments Expanding pipeline of innovative new solutions awaiting launch